EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference of our report dated June 17, 2024, with respect to the consolidated financial statements of Sonoma Pharmaceuticals, Inc. as of and for the year ended March 31, 2024, which are incorporated by reference in this Registration Statement on Form S-8.

/s/ Frazier & Deeter, LLC

Tampa, Florida

December 20, 2024